UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment Two
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Yellow7, Inc.
(Name of small business issuer in its charter)

TEXAS	7311	61-155055
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

Hardwicke Lane Little Elm, Texas 75068 (972) 731-6720 x 305	Jason Burgess 104 Hardwicke Lane Little Elm, Texas 75068 (214) 725-5313
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
Wani Iris Manly, Esq.
W. Manly, P.A.
10 SW South River Drive, Suite 1712
Miami, Florida  33130
Telephone:  (305) 407-8236

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
					$7.13
Common Stock for sale by selling stockholders	2,510,000		$0.25	$2,505,000	$178.61
TOTAL	2,510,000	$		$1,252,500	$185.74

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated January 14, 2011

Yellow7, Inc.

2,510,000 Shares of Common Stock

This prospectus relates to periodic offers and sales of 2,510,000 shares of common stock by our Company and the selling security holders, which consists of:

•	Up to 2,510,000 shares of common stock which are presently outstanding and owned by the selling stockholders.
The sales price to the public is fixed at $.25 per share until such time, if ever, the shares of our common stock becomes traded on the Bulletin Board operated by the Financial Industry Regulatory Authority (“FINRA”).  If our common stock becomes quoted on the Bulletin Board, then the sales to the public will vary accordingly to selling decisions of each selling shareholder and the market for our common stock at the time of resale. There is no market for our common stock.

There is no market for our securities and a public market may never develop and if a market develops, it may not be sustained.  After the effective date of this Registration Statement, we intend to have a market maker file an application with FINRA for our common stock to be elegible for trading on the Over the Counter Bulletin Board.  We currently do not have a market maker who has agreed to sponsor our application with FINRA and there can be no assurance that our common stock will be quoted on a quotation service or that any market for our stock will ever develop.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  For a description of the plan of distribution of these shares, please see page 12 of this prospectus.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, Yellow7, Inc. This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Yellow7, Inc. (the “Company” or “Yellow7”) is an operating company that has been implementing and improving our client advertising and marketing services . The Company was organized as a limited liability company on February 26, 2007 under the laws of the state of Texas.  On July 13, 2010, the Company converted to a corporation in the same jurisdiction. We are a relatively small company with only two officers and directors and three employees.

We initially began operations in 1998 as a creative advertising outlet by assisting Dallas-area advertising agencies to develop and execute online marketing strategies.  Yellow7 developed its own brand and customer base while maintaining key relationships with several local, regional and national public relations and advertising firms. In 2006, we re-branded as Yellow7 interactive and operated as a full service interactive marketing agency. Previously outsourced services were now being handled in-house which was more efficient and less costly.

As the web has developed, so too has our business model. What began as a creative-only firm has expanded into nearly all aspects of online marketing and advertising.  Our client services include website design, development, maintenance services, search engine optimization (seo / sem),  paid search marketing (ppc), social media advertising, branding, email marketing, banner/rich media advertising, media planning/buying, video, web application development, mobile design/development, mobile application development, ecommerce and other related services. We intend to continue developing real solutions for our clients while focusing primarily on online advertising methods. Our primary objective is to grow our core competencies while expanding into new industry related opportunities.

Our principal executive offices are located at 104 Hardwicke Lane, Little Elm, TX 75068 and our telephone number is (972) 731-6720.

Our Financial Situation

Since inception of our Company until present, we have enjoyed profitable operations.  Our financial statements for the years ended December 31, 2008 and 2009 are prepared using the accrual basis of accounting under which revenues are recognized when earned and available as current assets and expenditures are generally recognized when the related liability is incurred for the goods or services received.  Revenues and net income indicating trends are set forth as follows:
	December 31, 2008	December 31, 2009	September 30, 2009	September 30, 2010
Revenues	$747,426	$620,489	$494,876	$531,284
Net Income	$238,589	$161,587	$126,984	$122,720

In order to become more profitable, we will need to generate increased revenues to offset our cost of sales and marketing, and general and administrative expenses.

Recent Developments

We are an operating company that has been implementing and improving our client advertising and marketing services.  Our business plan was designed to create a viable, sustainable business. We have filed this registration statement in an effort to become a fully reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional capital. Our operations to date have been devoted primarily to assisting our clients with their advertising and marketing needs which include the following:

•	Web Design

•	Search Engine Optimization

•	Paid Search Marketing

•	Social Media Advertising

•	Branding

•	Email Marketing

•	Banner/Rich Media Advertising

•	Media Planning / Buying

•	Web Application Development

•	Mobile Design / Development

•	Mobile Application Development

Yellow7 is currently fully operational.  In order to increase revenues, we must successfully address the following areas:

1.   The Company must actively seek additional strategic relationships and alliances in the marketing and advertising industry.

2.  Continually develop and implement a marketing and advertising plan:  In order to promote clients and establish a public presence, we will be required to develop and implement a comprehensive marketing plan necessary to sell our clients products and services.  We also intend to seek additional acquisitions which compliment our business plan.  We intend to continuously generate awareness of our clients’ products and services through the implementation of multiple marketing platforms.

3.   Create customer loyalty:  It is critical that we continue to maintain strong client relationships by promoting quality marketing and advertising services and then delivering on a consistent basis.

4.   The Company is not a blank check company and has no plans to merge with an unidentified company.  Management has no intention to use the Company once reporting, as a vehicle for a private placement company to become a reporting company.

Our Offering

This prospectus relates to the sale of a total of 2,510,000 shares of our common stock. Upon the effective date of this registration statement, up to 2,510,000 shares may be sold by the selling stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data
ASSETS	December 31, 2009		September 30, 2010 (unaudited)
Cash		$8,955	$2882
Total Assets		$180,446	$149,086

LIABILITIES AND MEMBERS' SHAREHOLDERS EQUITY
Accounts Payable and accrued expenses		$61,918	$61,707
Total Current Liabilities		$86,750	$84,561
Non-Current Liabilities		$104,576	$88,565
Total Liabilities		$191,326	$173,126
Member's equity (deficit)		$(10,880)	$-0-
Retained Earnings/Deficit	$		$(30,560)
Total Liabilities and Member's equity		$180,446	$149,086

Statements of Operations Data

	December 31, 2008	December 31, 2009
Revenues	$747,426	$620,489
Gross Profit	$562,886	$515,316
Operating Expenses	$324,297	$331,771
Net Income	$238,589	$161,587

	September 30, 2009	September 30 2010
Revenues	$494,876	$531,284
Gross Profit	$410,792	$473,727
Operating Expenses	$261,850	$359,007
Income Tax Benefits	$-0-	$8,000
Loss on Disposal of Fixed Assets	$(21,958)	$-0-
Net Income	$126,984	$122,720

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are seeking additional financing to expand our product development and operations, and if we are unable to obtain funding when needed, our business may not grow

We need additional capital to continue to grow our core competencies and to expand into new, industry related opportunities. Over the next 12 months, we will need approximately $250,000, to grow our core competencies.  These funds will be used primarily to hire additional sales representatives. We will be required to fund the growth of our existing operations through the sale of equity shares in private placements and will not be able to continue our current growth if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.
Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue to grow our existing business and operations.   We currently have no existing external credit facility.

If we are unable to establish and maintain relationships with our targeted client base, we would not be able to continue with operations

We intend to establish strong relationships with clients offering various products and services through a multifaceted marketing plan designed to assist our clients in reaching their respective target market.  There is intense competition for these relationships and we may not be able to attract and retain these relationships in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would be adversely affected and any investment made into the Company could be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail

We are heavily dependent on the personal efforts and abilities of our two Officers and Directors, Jason Burgess and Jon Burgess.  They have been and continue to expect to be able to commit full time to the continuing development of Yellow7’s business plan. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity.  We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company whose shares are registered pursuant to the Securities Act of 1933, as amended, our ongoing expenses are expected to increase by approximately $50,000, including ongoing public company expenses, increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our business solutions

There can be no guarantee that current demand for our marketing and advertising platforms will continue.  Although we are located in Dallas, Texas, our market is national in scope as is our client base.   Our market includes virtually anyone who owns a business and uses an advertising platform as part of their primary business strategy.  Our ability to offer advertising services and website construction among other things allows us to meet the needs of any company located in the U.S.  Demand for our services is growing especially in light of recent economic conditions. There are several other companies currently offering similar services such as iProspect, eVisability, The Richards Group, American Eagle and Level Ten Design.  In the event these companies are successful in developing new or improved marketing platforms, our marketing platforms may become obsolete and undesirable in the marketplace. In such a scenario, our current products and services may well no longer be salable to our prospective clients.

RISKS RELATED TO OUR COMMON STOCK

We are controlled by current officers, directors and principal stockholders

Our officers and directors and principal founding stockholders beneficially own approximately 87.5% of the outstanding shares of our common stock. If the full amount of common shares offered through this registration statement is subscribed for, our officers and directors and founding shareholders would control 87% of the issued and outstanding common stock.  So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering from selling shareholders, you will experience immediate and substantial dilution
The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for Yellow7, Inc. common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

•	The ability to continue the development of our marketing and advertising platforms in order to provide the Yellow7 products and services to our clients;

•	The ability to generate increased revenues from sales;

•	The ability to generate brand recognition of the Yellow7 products and services and acceptance by clients;

•	Increased competition from competitors who offer competing products and services; and

•	Yellow7’s financial condition and results of operations.
While Yellow7, Inc. expects to apply for listing of its securities on the Over the Counter Bulletin Board with whom we have no relationship, we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term
We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to have a market maker sponsor our FINRA application, we may never receive such sponsorship OTCBB securities are usually thinly traded, highly volatile and not followed by analysts.  The OTC Bulletin Board is not an exchange and there is no relationship between us and the OTC Bulletin Board.  If we do not meet the requirements of the OTCBB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the Company’s common stock by the selling shareholders could cause our stock price to decline

We cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Shareholders named herein of our common stock in the public market, or the perception that sales by the Selling Shareholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares offered by the Selling Stockholders and accordingly we are unable to report a use of proceeds.

DETERMINATION OF OFFERING PRICE

The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

DILUTION

The Company is not offering any securities in this offering and therefore no additional shares will be issued and no additional dilution will be incurred.

PLAN OF DISTRIBUTION

The selling shareholders may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions.

1.	On such public markets as the common stock may from time to time be trading.
2.	In privately negotiated transactions:
3.	Through the writing of options on common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $.25 per share until such time if ever, as the shares of our common stock become traded on the Over the Counter Bulletin Board operated by the Financial Industry regulatory Authority. If our common stock becomes quoted on the Over the Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

1.	The market price of our common stock prevailing at the time of the sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as an agent or acquire the common stock as a principal. Any broker or dealer participating in transactions as agents may receive a commission from the selling shareholder (s) or if they act as an agent for the purchaser of such common stock from such purchaser. The selling shareholders will likely in conjunction with such resale’s may pay or receive commissions to or from the purchaser of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers-dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay a commission or other fees payable to brokers or dealers in connection with any sale of common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things not engage in any stabilization activities in connection with our common stock.

1.	Furnish each broker-dealer through which common stock may be offered, such as copies of this prospectus, as amended time to time, as required by such broker-dealer; and
2.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of the securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities law of certain states, the shares may be sold in such states only through registered or licensed broker-dealers. In addition in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.
Of the 40,210,000 shares of common stock outstanding as of September 30, 2010, 35,200,000 are owned by our officers, directors and founding shareholders some of whom received shares for services and which may only be sold in compliance with Rule 144(i) or Section 4(1) of the Securities Exchange Act of 1933 unless otherwise registered.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.
SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Some shareholders paid cash for their shares and others provided services essential for the Company’s growth (see “Recent Sales of Unregistered Securities”).  None of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with the Company or any of its predecesssors or affiliates. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of common stock offered by us and the Selling Stockholders to be approximately $25,000.

The Company is registering for offer and sale by the holders thereof 2,510,000 of common stock held by such shareholders. All the Selling Shareholders’ Shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a selling shareholder.

Name	Shares Beneficially Owned Prior To Offering(l)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Owned After Offering	Percent Beneficially Owned After Offering
Kent Wilske	400	*	400	-0-	.*
Russell Laurin	750,400	1.0%	375,400	375,000	5%
Frank Brock III	400	*	400	-0-	*
Mark Niesman	850,400	2%	425,400	425,000	1.0%
Lauren Crawford	400	*	400	-0-	*
Elena Wilske	400	*	400	-0-	*
Diana Barker	400	*	400	-0-	*
Anthony Zapata	550,400	1.3%	275,400	275,000	.65%
Charles Fairchild	550,200	1.3%	275,300	274,900	.65%
Joseph Price	400,400	*	400	-0-	*
Jennifer Tristan-Zapata	400	*	200,400	-0-	*
Roberta Niesman	400	*	400	-0-	*
Bryana Fairchild	400	*	400	-0-	*
Ashley Wood	1,500,600	3.7%	750,508	750,100	1.85%
Jason Carr	400	*	400	-0-	*
Luke Sides	400	*	400	-0-	*
Clark Bachelot	400	*	400	-0-	*
Jaime Price	400	*	400	-0-	*
Daniel Lay	400	*	400	-0-	*
Ally Hardgrove	400	*	400	-0-	*
Tiffany Brock	400	*	400	-0-	*
Chris Gray	400	*	400	-0-	*
Brian Kelley	400	*	400	-0-	*
Richard Stafford	400,400	1%	200,400	200,000	.5%
Amanda Howard	400	*			*

Total	5,,010,000	10.5%	2,510,00	2,500,000	5.1%
(*) represents less than .5% ownership

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 40,210,000 shares of our common stock issued and outstanding as of September 30, 2010. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of Yellow7, Inc. stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Yellow7’s directors.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

ClearTrust, LLC, 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558, telephone 813-235-4490.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of W. Manly, P.A., of Miami, Florida, an independent legal counsel, has provided an opinion and consent on the validity of Yellow7, Inc.’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David A. Aronson, CPA, P.A., of North Miami Beach, Florida to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Yellow7, Inc., an operating company, was initially organized as a limited liability company (Yellow7, LLC) under the laws of the state of Texas on February 26, 2007.  On July 13, 2010, the Company converted to a corporation in the same jurisdiction.

Yellow7 has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings. Since becoming incorporated, Yellow7 has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations.  Yellow7 is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose and is currently operational.
Since our inception, we have been engaged in business activities, including researching the industry, developing our advertising platforms, performing due diligence regarding potential customers most suitable for our Yellow7 services and identifying future business platforms.

Currently, Yellow7 has two officers and directors who have assumed responsibility for all planning, development and operational duties. Other than the officers and directors, there are 3 employees at the present time.  We do anticipate hiring employees when the need arises.

Yellow7 has no intention to engage in a merger or acquisition with an unidentified company nor does management intend to use the Company, once reporting as a vehicle for a private Company to become a reporting company..  We may pursue strategic acquisitions that compliment our current business model within the advertising industry which may allow us to expand our activities and capabilities.
Yellow7’s fiscal year end is December 31.

Business of Issuer

We formed our Company for the purpose of becoming an on-line advertising, marketing and web application firm.

Our services are in the U.S. under the brand name Yellow7, Inc.  Our services, while not technically difficult to provide, must be continually developed to provide our clients the most current platforms. Moreover, there are a multitude of competitive advertising firms already in the marketplace.

Industry Background

With technological advancements in the telecommunications industry, Internet marketing techniques have grown significantly. Internet marketing is also referred to as i-marketing, web-marketing, online marketing or e-marketing where companies market their products or services over the Internet. The Internet has brought media to a global audience. The interactive nature of Internet marketing in terms of providing instant responses and eliciting responses are unique qualities of the medium. Internet marketing is broad in scope because it also includes e-mail, mobile  media, and management of digital customer data and electronic customer relationship management. Internet marketing ties together creative and technical aspects of the Internet including design, development, advertising and sales.

According to the Computer Industry Almanac, the worldwide Internet population is estimated to 1.83 billion and is expected to top 2.2 billion in 2010.  Each of these “visitors” have one thing in common -- online communication.
•	communication with information
•	communication with others
•	communication with retailers
•	communication with physicians
•	communication with entertainment.

According to Borrell Associates, online ad spending is expected to increase by 14% to $51 billion in 2011. By 2015, worldwide online ad spending is expected to surpass the $100 billion mark. This prediction from Madison Avenue’s long respected definitive source for the global ad economy –  Magna Global  – upgraded its overall ad spending estimate predicting it will expand 4.2% in 2010, nearly double the 2.4% rate of growth estimated in 2009.  “We expect media suppliers to generate $169.9 billion of advertising revenues during 2010. Online advertising continues to grow rapidly, with double digit growth rates among many of the industry’s sub-segments – especially online video and paid search.”

•	89 million people in the U.S. have used the mobile internet in the past year Source: Pew Internet
•	The mobile device will be the primary connection tool to the Internet for most people in the world by 2020. Source: Pew Internet
•	80% of searchers research online before purchasing within a 10-20 mile radius. Source: Pew Internet
•	Today, ½ of all connections to the Internet are from phones. Source: Pew Internet
•	69% of US residents are considered “regular Internet users”. Source: Pew Internet

Our Services

We are an interactive, full service, online marketing company that provides companies in various sectors with online marketing and advertising services. These services include the following:

Website Design

Website Design, not to be confused with Website Development, is the skill of creating content presentations delivered to the end-user via the Internet through a web browser, mobile browser, web application, or some other web-enabled software such as Internet television clients. Website Design is the actual conceptualization, graphical representation and creation of the layout (or pages) that will be programmed under the Website Development process.

Website Development

Website Development is the process by which a programmer will convert the graphical representation of the website into an actual functioning website. The programmer will use a myriad of programming technologies depending on how the website is intended to be viewed or used. Development technologies include PHP, ASP, JavaScript, ColdFusion, Flash, CSS, HTML, XHTML and XML to name a few.

Mobile Design/Development

End-user online access to information continues to move toward more portable devices like cell phones and tablet PCs (ie: iPad). In order for the media to display correctly on these new technology devices, the website designer and website programmer must work within the aspect ratios and interface limitations of each device. Considerations include load times, display size and device-specific programming language limitations. Mobile designers must take into account how their designs will be viewed by the ever expanding cell phone and smart phone market. Mobile development is the process by which the specific device designs are converted into actual mobile-friendly websites.

Mobile Application Development (APPS)

The trend with mobile access to information continues to move toward smart phone technology. Smart Phones (ie: iPhone) are mobile devices which have more of the traditional web features of desktop and laptop computers. These Smart Phones also make use of Mobile Applications (otherwise known as “apps”) to further enrich the end-user experience. Mobile Applications include everything from games and music to financial and business tools. With the introduction of “tablet PCs” such as the iPad, the various Mobile Application markets have expanded to work on these devices as well. Mobile application development is the process by which an application designer and application developer work together to create device-specific applications which can operate in large part without the need for constant Internet connection.

Website Application Development

A Web application is an application that is accessed over a network such as the Internet or an intranet and are popular due to the ubiquity of web browsers, and the convenience of using a web browser as a client, sometimes called a thin client. The ability to update and maintain web applications without distributing and installing software on potentially thousands of client computers is a key reason for their popularity, as is the inherent support for cross-platform compatibility. Common web applications include webmail, online retail sales, online auctions, wikis and many other functions.

Paid Search Marketing

Paid Search Marketing is where an advertiser pays to have their advertisement displayed on the SERPs (Search Engine Results Pages). The advertiser pays each time the ad is clicked or for a predetermined amount of impressions (views). Advertisers routinely work with an agency to manage their advertising accounts on the various networks. The agency will research which keywords best convert for the advertiser’s industry and will develop ad campaigns designed to garner a high click to impression ratio. The agency monitors the advertiser’s budget and conversion rates making adjustments according to click through rates and the constantly changing keyword search habits of consumers.

Media Planning / Buying

There are many avenues available by which a company can advertise on the web. Advertisers can display banner ads, sponsor email newsletters, paid search marketing, video distribution, online public relations, social media, and podcasts to name a few. The strategy to determining how best to spend an advertiser’s budget and on what mediums support the best R.O.I. falls on the shoulders of the Media Planner/Buyer. The Media Planner/Buyer will work with the design and development team to create the advertising pieces necessary for each ad platform and will then negotiate with the website owners, search engine companies, video distribution networks, etc. to have the ad campaigns facilitated and distributed across their networks.

Banner Advertising and Rich Media Banner Advertising

Rich media banner advertising refers to online advertising that makes use of a range of interactive digital media including streaming video and audio. The ads usually change as the end-users mouse passes over or without any actual user interaction such as on page load or after a specific period of time.

Social Media Marketing / Optimization

Social Media Marketing is similar to Paid Search Advertising/Marketing only instead of advertising to the visitors on the search engine website (such as Google, Bing or Yahoo), advertising is displayed to the members of the social community (such as Facebook or MySpace) and is often customized to the actual member’s demographics, sex, age and characteristics. Search engine marketing is almost solely keyword focused where social media advertising strives to display advertising that specific groups are more likely to convert.

Search Engine Optimization (SEO)

Search Engine Optimization is the process whereby a website is constructed or altered to best achieve high rankings for a keyword or group of keywords determined by the end-user the website is seeking to attract. Search Engine Optimization (or SEO) includes the choice of keywords used in the text paragraphs and the placement of those words on the page, as well as website speed, accessibility, and proper use of “tags”. Search engines use different criteria for ranking pages, and those criteria are periodically changed.

Email Marketing

Email Marketing is the closest form of online direct mail. Instead of the advertising piece arriving in your home’s mailbox, it is instead delivered digitally to your email inbox. Website owners incentivize their website visitors to join a list (ie: Newsletter List) to receive special offers, news, discounts, etc. Website owners then send targeted email messages (advertisements) to this list with offers for goods or services. Email Marketing continues to have one of the largest conversion rates of all forms of online advertising.

Reputation Management

Reputation management is the process of tracking an entity’s actions and opinions about that entity, reporting on those actions and opinions, and then reacting on that report to interject a positive response. Online Reputation Management is the practice of monitoring an entity’s reputation (be that of a person, place, company, or group) on the Internet with a view to controlling perception of that reputation.

Mobile Marketing

Mobile Marketing is the distribution of any kind of promotional or advertising messages to customers through wireless networks. Mobile Marketing uses interactive wireless media to provide customers with time and location sensitive, personalized information that promotes goods, services and ideas. Mobile Marketing can occur via SMS (short message service), MMS (multimedia message service), MWM (mobile web marketing), Mobile Marketing via Bluetooth, In-Game Mobile Marketing, or LBS (Location-based Services).

Flash Design & Development

Rich media advertising is primarily created and displayed using Adobe Flash. This software allows for interactive banner advertising, motion graphics, video display, end-user interaction, tracking and reporting. In addition, Flash can be used to build interactive elements on websites, kiosks, in-store signage and more.

Internet Properties

Internet Properties refer to related business endeavors created from a need identified via the primary operations of the parent company. For example, YELLOW7 has developed several Internet Properties using in-house talent and technologies such as a vacation rental property listing service, online press release collection and distribution service, and several niche directory websites.

Over the last few years, we have worked with hundreds of companies. They include Honda, Nextel, Travelocity, The Washington Redskins, DATCU Credit Union, Destaco, Robohand, Metl-Span, Bank of America, Siplast, Travelweb, and Ziering Medical, to name a few.  This list is a representative sample and none of our clients represent more than 10% of our revenues for any fiscal year or interim period.  We have been featured in USA Today and The New York Times.  Also featured in Inc. Magazine, we were selected as one of the “10 most dependable search marketing firms in the US.”  We were also selected twice as one of the “10 most dependable web design firms in Texas” as featured in Texas Monthly Magazine. We were also named to the top 10 search engine optimization firms in the US by Top SEOs.

In 2011, we intend to expand our current operations into the healthcare market based upon our current portfolio of medical clients. We also intend to expand our mobile division to include mobile application development (iphone, Droid, Blackberry, etc.) based on the fact that over 50 million US mobile subscribers access the web each month on their mobile devices.

The Market

Internet marketing is relatively inexpensive when compared to the ratio of costs against the reach of the target audience. Companies can reach a wide audience for a small fraction of traditional advertising budgets. The nature of the medium allows consumers to research and purchase products and services at their own convenience. Therefore, businesses have the advantage of appealing to consumers in a medium that can bring results quickly. The strategy and overall effectiveness of marketing campaigns depend on business goals and cost-volume-profit (CVP) analysis.

Internet marketers also have the advantage of measuring statistics easily and inexpensively. Nearly all aspects of an Internet marketing campaign can be tracked, measured, and tested. The advertisers can use a variety of methods: pay per impression, pay per click, pay per play, or play per action. Therefore, marketers can determine which messages or offerings are more appealing to the audience. The results of campaigns can be measured and tracked immediately because online marketing initiatives usually require users to click on an advertisement, visit a website, and perform a targeted action. Such measurement cannot be achieved through billboard advertising, where an individual will at best be interested, then decide to obtain more information at a later time.

Because exposure, response and overall efficiency of Internet media are easier to track than traditional off-line media – through the use of web analytics for instance – Internet marketing can offer a greater sense of accountability for advertisers.  Marketers and their clients are becoming aware of the need to measure the collaborative effects of marketing (i.e., how the Internet affects in-store sales) rather than siloing each advertising medium. The effects of multi-channel marketing can be difficult to determine, but are an important part of ascertaining the value of media campaigns.

Marketing Strategy

Our strategic marketing plan is to develop a professional business relationship with each of our clients. We will analyze each client’s respective needs and tailor a marketing program designed to elicit the most favorable response in the market.  We will utilize our various platforms to meet the requirements of our clients and will provide flexibility in our marketing design.

Competition

Competition in the online advertising industry is intense. Our competition is any company that provides one or more of our company’s core service offerings. Competition includes Advertising Firms, Public Relations Companies, Web Design Companies, Graphic Design Companies, Search Engine Optimization Firms and Pay Per Click Management Firms. We consider competitiors that operate in one or more of these categories to include American Eagle, The Richards Group, Level Ten Design, Bruce Clay, Inc., eVisability and iProspect. YELLOW7’s competitive advantage is that we offer a more full range or suite of services than most of our typical competitors. Companies seeking one service, such as web design, often require additional services which we provide that most web design-only firms do not.
Many of our competitors are larger and have greater financial resources than we do. Accordingly, we must rely on our innovative marketing platforms to gain market share in the industry.  Currently we do not have a dependence on one or a few particular customers. Our diversified clientele helps stabilize our operations.
Government Regulation
Current governmental regulations in place are geared toward protecting consumers’ rights and privacy. As a result, we have put into place safeguards for online marketing campaigns pertaining to: Trademarks, Copyrights  and Privacy.  In addition, online marketing via email requires compliance with the federal CAN SPAM act.  We adhere to all compliance guidelines as illustrated at http://business.ftc.gov/documents/bus61-can-spam-act-compliance-guide-business.   The costs associated with these requirements add to our cost of services provided.

Employees

Other than our officers and directors, there are 3 employees of the Company.  Our officers and directors intend to do whatever work is necessary to increase revenues from opera tions .  Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

Yellow7 has not yet implemented any board committees as of the date of this Prospectus.

Directors

There is no maximum number of directors Yellow7 is authorized to have. However, in no event may Yellow7 have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such person(s).

DESCRIPTION OF PROPERTY

Yellow7’s corporate office is located at 104 Hardwicke Lane, Little Elm, Texas 75068 and our telephone number is 972-731-6720.  This office space is leased by an officer of the Company.

Yellow7’s management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  Yellow7 does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  Our officers and directors have not been convicted in any criminal proceedings nor has they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are an operational company, incorporated as a limited liability company on February 26, 2007 and converted to a corporation on July 13, 2010.  We have generated revenues and expect to generate increased revenues in the foreseeable future.  See “Description of Business” contained herein.

Our Officers and Directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private investment.  We will continue to raise expansion capital through private placement or debt financing.  As of September 30, 2010, we had revenues of $531,284 and had total expenses of $359,007 as compared to revenues of $747,426 and $620,489 and expenses of $324,297 and $331,771 for the periods ended December 31, 2008 and December 31, 2009 respectively. As of September 30, 2010 we had net revenues of $122,720 as compared to net income of $238,589 and $183,545 for the periods ended December 31, 2008 and December 31, 2009 respectively.  Net income in 2009 decreased based on economic contraction and a delay in the Company’s ability to reduce expenses as quickly as the contraction occurred.

To date, the Company has successfully implemented its business plan and is attempting to secure additional funding to continue the expansion process into the medical and mobile industries. The Company intends to continue developing its own internet properties including lead generation websites, social communities, and directory services targeting specific industries. Management believes there is a current trend for increased advertising and web development related services based upon recent increased corporate profits.   Most businesses rely on advertising of some sort to increase their respective revenue models.  Web development and on-line marketing serices are the Company’s primary sources of revenue and management expects these numbers to increase as economic growth increases.

The Company’s ability to expand operations is somewhat dependent upon capital to hire additional sales representatives without additional capital. If Yellow7 does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing. Yellow7 can not assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.

Yellow7 management may incur software development costs within the next 12 months.

Yellow7 currently does not own any significant plant or equipment that it would seek to sell in the near future.

Yellow7 management anticipates hiring employees or independent contractors over the next 12 months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has no plans to seek a business combination with another entity in the foreseeable future, however, may entertain strategic acquisitions in the marketing and advertising sector which compliment its business plan.

Liquidity and Capital Resources

We believe we need to raise additional capital to supplement our business expansions.  The Company’s minimum capital requirements for the next twelve (12) months is $75,000.  With current revenues, the Company is able to continue business operations and with $25,000, the Company will be able to implement its expansion model.   An additional estimated $50,000 will be required to meet the reporting requirements of the Company once this Registration Statement has been completed.  Any funding received over $75,000 will accelerate the implementation of our expansion primarily by enabling us to hire additional sales representatives and to pay software development costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Yellow7 who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name of beneficial owner	Amount of beneficial ownership	Percent owned
Jason Burgess, Chief Executive Officer 104 Hardwicke Lane, Little Elm, TX 75068	17,600,000	43.77%
Jon Burgess, Chief Operating Officer 104 Hardwicke Lane, Little Elm, TX 75068	17,600,000	43.77%
All officers and directors as a group (2)	35,200,000	87.54%

The percent of class is based on 40,210,000 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

Yellow7 does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2008 and 2009. It should be noted that payments were made to managing members (the current officers and directors) in the form of distributions when the Company was operating as a limited liability company.  Such distributions were in fact compensation received by the principals of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

J ason Burgess, CEO, Treasurer, Director	2008 2009	114,726 106,850	Nil	Nil	Nil	Nil	Nil	Nil Nil	114,726 106,850

Jon Burgess, COO, Secretary, Director	2008 2009	114,726 107,207	Nil	Nil	Nil	Nil	Nil	Nil Nil	114,726 107,207

(1)	Managing member payments.

Compensation Policy. Our officers are expected to receive the compensation set forth above based upon current trends relating to coporate profits and economic growth throughout various business sectors.

Stock Option. At this time, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date no bonuses have been granted. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Directors are currently reimbursed for expenses incurred during their duties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of June 30, 2010 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Jason Burgess	37	Chief Executive Officer, Treasurer, Director	Inception
Jon Burgess	40	Chief Operating Officer, Secretary, Director	Inception

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.  Jason Burgess and Jon Burgess are brothers.

Jason Burgess is the CEO, Treasurer and Director of YELLOW7 and during the last ten (10) years, has provided leadership to position the Company at the forefront of the online advertising and marketing industry. Developing strategic initiatives to advance the Company’s mission and objectives, his main focus is on the promotion of revenue, profitability and growth for the organization. He continues to expand Yellow7’s service offerings in response to various needs for high-end, interactive media campaigns and engaging online marketing strategies. Jason brings a deep knowledge and expertise not only to an internal customer aspect, but also to the perspective of a client’s network infrastructure. Moreover, he is accustomed to taking intelligent risks with pragmatic expectations.

From 1997 until 2000, Mr. Burgess was employed by MCI/Worldcom where he gained valuable work experience.  He also served as an IT and administration specialist in the United States Marine Corps developing military Intranets and websites for process control and document management. Leading as many as 50 people in mission-critical projects, his valuable leadership and interpersonal traits continue to enable him to effectively communicate and build relationships with individuals at all corporate levels.
Jon Burgess, as the Chief Operations Officer, Secretary and Director, Jon oversees the Operations and Creative elements for Yellow7 Interactive.  Jon continues to cement the Company’s national reputation as one of the first creative development agencies to fully bundle all aspects of online services into strategic tools for business growth.  From 1999 to 2000, Mr. Burgess worked for advertising and P.R. Firms, Michael Burns and Associates and Bogart Advertising, Jon knows the importance of not only creating unique yet corporate advertising media, but also attracting profitable online searches and real revenue for the client.

Jon understands the critical aspect of recognizing industry trends and opportunities during their infancy period and quickly determining their relevancy to the Company’s core service offerings or value-added products.  Seeing the shift from print to Internet advertising over the past years, for example, led Jon to judiciously implement the technology and staff to expand into organic search marketing, reputation management, and paid search as marketing strategies for Yellow7’s clients. Now, with a forecast that points toward mobile application marketing and development, Jon readies the Company to produce solid and profitable results.

As a graduate from the University of North Texas with a Bachelor in Business Administration and a Minor in Entrepreneurship, Jon’s background also includes Information Technology Management as a liaison between the field and corporate offices for a worldwide engineering firm. His skills in business and project management, as well as communicating clearly to individuals of all experience levels, now lends itself to the streamlined, effective processes at Yellow7.

Board Committees

Yellow7 has not yet implemented any board committees as of the date of this prospectus.

Employment Agreements

There are currently no employment agreements; however, the Company anticipates entering into employment agreements with key management positions as the Company grows.

Significant Employees

Yellow7 has no significant employees other than the officers and directors described above, whose time and efforts are being provided to Yellow7, Inc. with compensation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  Yellow7 and its management make no representation about the present or future value of Yellow7’s common stock.

As of the date of this prospectus, there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 40,210,000 shares of common stock outstanding held by 27 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors of the Company currently devote full-time to the Company.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of Yellow7 must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

•	The Officers and Directors;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

The Company pays $3095.99 each month for the corporate office.  The building is owned by Jason Burgess, the Company’s president and the payment amount reflects the monthly mortgage payments.  Management believes the amount is reasonable for the space occupied by the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accountant for the Company has neither resigned, declined to stand for reelection, nor have been dismissed. The independent accountant for the Company is David A. Aronson, CPA, P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Texas law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Yellow7, Inc.

Financial Statements
December 31, 2008 through June 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Yellow7, LLC

We have audited the accompanying balance sheets of Yellow7, LLC, as of December 31, 2009 and 2008, and the related statements of operations, members' equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yellow7, LLC as of December 31, 2009 and 2008, and results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
October 26, 2010

Yellow7 , LLC
Balance Sheet
December 31, 2009 and 2008

ASSETS
	2009	2008
Current Assets:
Cash and cash equivalents	$8,955	$28,069
Accounts receivable, net of allowance of $3,500 and $3,500, respectively	37,311	65,558
Total current assets	46,266	93,627

Furniture and Equipment, net	134,180	40,300

	$180,446	$133,927

LIABILITIES AND MEMBERS' EQUITY

Liabilities:
Accounts payable and accrued expenses	$61,918	$59,549
Loans payable - current portion	24,832	15,708
Total current liabilities	86,750	75,257

Non-current Liabilities
Loans payable - net of current portion	104,576	17,080

Members' (Deficit) Equity	(10,880)	41,590

	$180,446	$133,927

Yellow7 , LLC
Statements of Operations
For the Years Ended December 31, 2009 and 2008

	2009	2008

Revenue, net	$620,489	$747,426

Cost of sales
Contract labor	76,905	108,205
Other costs of sales	28,268	76,335
Total cost of sales	105,173	184,540

Gross profit	515,316	562,886

Operating expenses:
Advertising	10,886	43,606
Provision for bad debts	25,023	28,843
Depreciation	22,357	10,473
Rent	50,920	44,059
Salaries	84,832	51,555
Telephone	23,673	29,155
Other	114,080	116,606
	331,771	324,297

Net income before other income and expenses	183,545	238,589

Other income and (expenses)
Loss on disposal of fixed assets	(21,958)	-

Net income	$161,587	$238,589

Yellow7 , LLC
Statement of Members' Equity (Deficit)
December 31, 2009 and 2008

Balance - January 1, 2008	$32,452

Distributions	(229,451)
Net income	238,589
Balance - December 31, 2008	41,590

Distributions	(214,057)
Net income	161,587
Balance - December 31, 2009	$(10,880)

Yellow7 , LLC
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net income	$161,587	$238,589
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	22,357	10,473
Provision for doubtful accounts	-	3,500
Accounts receivable	28,247	(17,040)
Accounts payable and accrued expenses	2,369	29,125
Loss on disposal of equipment	21,958	-
Net cash provided by operating activities	236,518	264,647

Cash flows used by investing activities:
Purchase of equipment	(138,195)	(3,019)
Net cash used by investing activities	(138,195)	(3,019)

Cash flows from financing activities:
Distributions to members	(214,057)	(229,451)
Bank line of credit	-	(4,987)
Loans payable	96,620	(2,316)
Net cash used by financing activities	(117,437)	(236,754)

Net increase in cash	(19,114)	24,874
Cash at beginning of period	28,069	3,195
Cash at end of period	$8,955	$28,069

Supplemental cash flow information:
Cash paid during the period for:
Interest	$17,170	$7,681
Income taxes	$-	$-

Yellow7 , LLC
Notes to Financial Statements
December 31, 2009 and 2008
Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Yellow7 LLC (the "Company") was organized in Texas in January 2008 as a limited liability company.  Prior to that date the Company was organized as a general partnership.  The Company provides software development and web development services to the general public.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time the product is delivered or services are performed.  Provision for sales returns will be estimated based on the Company's historical return experience.  Revenue will be presented net of returns.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable.  The Company minimizes its credit risk by performing credit evaluations of its customers' financial condition.  The Company maintains an allowance for doubtful accounts based upon expected collectability.

Accounts Receivable and Allowance for Doubtful Accounts

An allowance for uncollectible accounts is estimated and recorded based on the Company's historical bad debt experience and on management's judgment.  The allowance for uncollectible accounts at December 31, 2009 and 2008 was $3,500 and $3,500, respectively.

Furniture and Equipment

Furniture and equipment are stated at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  Furniture and equipment that is retired or sold, and the related gain or loss, if any, is taken into income currently.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for computing depreciation are:

Equipment and vehicles	5 - 10 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	5 years

Yellow7 , LLC
Notes to Financial Statements
December 31, 2009 and 2008

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid equity instruments with a maturity of three months or less to be cash equivalents.

Advertising

The Company expenses advertising as incurred.  Advertising expenses for the years ended December 31, 2009 and 2008 were $10,886 and $43,606, respectively.

Income Taxes

The Company is a limited liability company, and therefore is not subject to income tax, as any income or loss will be included in the personal returns of the individual members.  Accordingly, no provision is made for income taxes in the financial statements.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recent Accounting Pronouncements

In September 2009, Accounting Standards Codification ("ASC") became the source of authoritative GAAP recognized by the Financial Accounting Standards Board ("FASB") for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for registrants.

Yellow7 , LLC
Notes to Financial Statements
December 31, 2009 and 2008

Note 2.  FURNITURE AND EQUIPMENT

Major classifications of furniture and equipment as at December 31, 2009 and 2008 are as follows:

	2009	2008
Vehicles	$138,195	$23,500
Equipment	21,154	21,154
Furniture and fixtures	9,070	9,070
Leasehold improvements	-	13,742
	168,419	67,466
Accumulated depreciation	(34,239)	(27,166)
	$134,180	$40,300

Depreciation expense for the years ended December 31, 2009 and 2008 was $22,357 and $10,473, respectively.

Note 3.  LOANS PAYABLE

At December 31, 2009 and 2008, the Company was obligated for the following loans:

	2009	2008

10.99% Loan payable due in 60 equal monthly installments of $1,081 through March 2014; secured by vehicle	$43,861	$-

10.99% Loan payable due in 60 equal monthly installments of $1,000 through March 2014; secured by vehicle	40,585	-

10.50% Term loan payable due in 61 equal monthly installments of $623 through Ocotber 2011	9,851	17,080

7.25% Loan payable due in 144 equal monthly installments of $211 through October 2020. Loan was paid off in February 2009 when the asset was sold.		15,708

8.00% Loan payable due in 144 equal monthly installments of $383 through October 2020; secured by motor home	35,111	-
	129,408	32,788
Less current portion	(24,832)	(15,708)
	$104,576	$17,080

Yellow7 , LLC
Notes to Financial Statements
December 31, 2009 and 2008

Note 3.  LOANS PAYABLE (continued)

Future minimum maturities of long term debt are as follows:

Year	Amount
2010	$22,217
2011	26,415
2012	22,717
2013	25,272
2014	8,637
Thereafter	24,150
$129,408

Note 4.  RELATED PARTY TRANSACTIONS

In November 2006, the Company signed a five year lease for its offices with a managing member of the Company.  The lease, which terminates in October 2011 calls for monthly rental payments of $3,337.  Rent expense for the years ended December 31, 2009 and 2008 was $37,443 and $39,498, respectively.

Minimum annual rentals under the terms of this lease are as follows:

Year	Amount
2010	$40,044
2011	33,370
$73,414

Note 5.  SUBSEQUENT EVENT

In July 2010, with the consent of the  members and the approval of the Secretary of State of Texas, the Company changed its equity structure from a limited liability company to that of a corporation.  The members exchanged their individual ownership shares for a like percentage of the outstanding common shares of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Yellow7, Inc.

We have reviewed the accompanying balance sheet of  Yellow 7, Inc. (formerly Yellow7, LLC) as of  September 30, 2010, and the related statements of income, stockholders' equity, and cash flows for the three-month and nine-month periods ended  September 30, 2010. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
December 21, 2010

F-11-

Yellow7, Inc.
(Formerly Yellow7, LLC)
Balance Sheet
Condensed Balance Sheets
September 30, 2010 and December 31, 2009

ASSETS
	September 30, 2010	December 31, 2009

	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,882	$8,955
Accounts receivable, net of allowance of $3,500 and $3,500, respectively	25,299	37,311
Deferred tax asset - current	8,000	-
Total current assets	36,181	46,266

Furniture and Equipment, net	112,905	134,180

	$149,086	$180,446

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY

Liabilities:
Accounts payable and accrued expenses	$61,707	$61,918
Loans payable - stockholders	-	-
Bank line of credit	-	-
Loans payable - current portion	22,854	24,832
Total current liabilities	84,561	86,750

Non-current Liabilities
Loans payable - net of current portion	88,565	104,576
Total liabilities	173,126	191,326
Members'/Stockholders' Equity (Deficit):
Common stock, $0.0001 par value; 100,000,000 shares authorized,
40,210,000 shares issued and outstanding	4,021	-
Additional paid in capital	2,499	-
Members' Equity (Deficit)	-	(10,880)
Retained Earnings (Deficit)	(30,560)	-
	(24,040)	(10,880)

	$149,086	$180,446

F-12-

Yellow7, Inc.
(Formerly Yellow7, LLC)
Condensed Statements of Operations
For the Nine Months Ended September 30, 2010 and 2009
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Revenue, net	$133,364	$144,249	$531,284	$494,876

Cost of sales
Contract labor	7,810	8,455	34,588	58,893
Other costs of sales	7,137	6,368	22,969	25,191
Total cost of sales	14,947	14,823	57,557	84,084

Gross profit	118,417	129,426	473,727	410,792

Operating expenses:
Advertising	8,627	3,223	16,249	8,083
Provision for bad debts	18,065	-	18,065	-
Depreciation	7,092	2,618	21,275	7,855
Rent	10,425	11,105	34,738	40,186
Officers' compensation	65,500	-	65,500	-
Salaries	23,186	16,021	76,960	26,231
Telephone	4,357	5,212	13,477	16,898
Other	37,266	98,817	112,743	162,597
	174,518	136,996	359,007	261,850

Net (loss) income before other income and expenses	(56,101)	(7,570)	114,720	148,942

Other income and (expenses)
Income tax benefit	8,000	-	8,000	-
Loss on disposal of fixed assets	-	-	-	(21,958)
	8,000	-	8,000	(21,958)

Net (loss) income	$(48,101)	$(7,570)	$122,720	$126,984

(Loss) income per common share - Basic and
fully diluted	$(9.02)	N/A	$23.01	N/A

Weighted average number of shares
outstanding - Basic and fully diluted	5,333	N/A	5,333	N/A

F-13-

Yellow7, Inc.
(Formerly Yellow7, LLC)
Statement of Stockholders' Equity (Deficit)
September 30, 2010
(Unaudited)
			Additional Paid in Capital	Members' Equity (Deficiency)	Retained Earnings (Deficiency)	Total Stockholders' Deficiency

	Common Stock
	Shares	Amount
Balance - January 1, 2009	-	$-	$-	$41,590	$-	$-
Distributions	-	-	-	(214,057)	-	-
Net income	-	-	-	161,587	-	-
Balance - December 31, 2009	-	-	-	(10,880)	-	-

Net income for the period from
January 1, 2010 through July 13, 2010	-	-	-	170,821	-	-
Distributions				(142,400)	-	-
Conversion from Limited Liability
Company to Corporation	-	-	-	(17,541)	17,541	17,541
Sale of stock for cash	40,200,000	4,020	-	-	-	4,020
Sale of stock for cash	10,000	1	2,499	-	-	2,500
Net loss for the period from July 14,
2010 through September 30, 2010	-	-	-	-	(48,101)	(48,101)
Balance - December 31, 2009	40,210,000	$4,021	$2,499	$-	$(30,560)	$(24,040)

F-14-

Yellow7, Inc.
(Formerly Yellow7, LLC)
Condensed Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
(Unaudited)

	2010	2009

Cash flows from operating activities:
Net income	$122,720	$126,984
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation expense	21,275	7,855
Provision for doubtful accounts	18,065	-
Accounts receivable	(6,053)	(56,642)
Deferred tax asset - current	(8,000)	-
Accounts payable and accrued expenses	(211)	2,029
Loss on disposal of equipment	-	21,958
Net cash used by operating activities	147,796	102,184

Cash flows from investing activities:
Purchase of equipment	-	(98,789)
Net cash provided by investing activities	-	(98,789)

Cash flows from financing activities:
Proceeds from issuance of common stock	6,520	-
Distributions to members	(142,400)	(108,245)
Loans payable	(17,989)	79,317
Net cash provided by financing activities	(153,869)	(28,928)

Net increase in cash	(6,073)	(25,533)
Cash at beginning of period	8,955	28,069
Cash at end of period	$2,882	$2,536

Supplemental cash flow information:
Cash paid during the period for:
Interest	$14,239	$1,456
Income taxes	$-	$-

F-15-

Yellow7, Inc.
(Formerly Yellow7, LLC)
Notes to Financial Statements
September 30, 2010
Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Yellow7, Inc. (the "Company") was organized in Texas in January 2008 as a limited liability company.  Prior to that date the Company was organized as a general partnership.  On July 13, 2010 the Company's' equity structure was converted to that of a corporation.  The Company provides software development and web development services to the general public.

Basis of Presentation
The accompanying unaudited financial statements of Yellow7 have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such principles and regulations of the Securities and Exchange Commission for Form 10-Q.  All adjustments, consisting of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the results of interim periods.  The results of operations for such interim periods are not necessarily indicative of the results that may be expected for a full year.  The unaudited financial statements contained herein should be read in conjunction with the audited financial statements and notes thereto  for the fiscal year ended December 31, 2009.

The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and notes thereto for the fiscal year ended December 31, 2009.

The condensed statements of operations include pro-forma information that shows the tax benefit/(expense) for all periods shown as if the Company's equity structure had been that of a corporation as of January 1, 2009.  Pro-forma information has also been included for (loss) income per common share (basic and fully diluted) and for the weighted average number of shares outstanding (basic and fully diluted) as if the Company had issued the initial 40,200,000 shares on January 1, 2009.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable.  The Company minimizes its credit risk by performing credit evaluations of its customers' financial condition.  The Company maintains an allowance for doubtful accounts based upon expected collectability.

Yellow7, Inc.
(Formerly Yellow7, LLC)
Notes to Financial Statements
September 30, 2010

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable and Allowance for Doubtful Accounts
An allowance for uncollectible accounts is estimated and recorded based on the Company's historical bad debt experience and on management's judgment.  The allowance for uncollectible accounts at September 30, 2010 and December 31, 2009 was $3,500 and $3,500, respectively.

Furniture and Equipment
Furniture and equipment are stated at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  Furniture and equipment that is retired or sold, and the related gain or loss, if any, is taken into income currently.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for computing depreciation are:

Equipment and vehicles	5 - 10 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	5 years

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information
The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes
Until July 12, 2010 the Company was a limited liability company, and therefore was not subject to income tax, as any income or loss was included in the personal returns of the individual members.  Accordingly, no provision was made for income taxes in the financial statements through that date.  On July 13, 2010 the Company converted its equity structure to that of a corporation at which time it became subject to income tax.

Yellow7, Inc.
(Formerly Yellow7, LLC)
Notes to Financial Statements
September 30, 2010

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)
Subsequent to July 12, 2010, deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Net Income (Loss) per Common Share
Basic net income (loss) per common share is calculated using the weighted average commmon shares outstanding during each reporting period.  Diluted net income (loss) per common share adjusts the weighted average common shares outstanding for the potential dilution that could occur if commn stock equivalents (convertible debt and preferred stock, warrants, stock options, and restricted stock shares and units) were exercised or converted into common stock.  There were no common stock equivalents at September 30, 2010.

Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid equity instruments with a maturity of three months or less to be cash equivalents.

Advertising
Advertising costs are charged to operations as incurred.

Yellow7, Inc.
(Formerly Yellow7, LLC)
Notes to Financial Statements
September 30, 2010

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06 - "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements".  This standard amends the disclosure guidance with respect to fair value measurements for both interim and annual reporting periods.  Specifically, this standard requires new disclosures for significant transfers of assets or liabilities between Level 1 and Level 2 in the fair value hierarchy, separate disclosures for purchases, sales, issuance and settlements of Level 3 fair value items on a gross, rather than net basis, and more robust disclosure of the valuation techniques and inputs used to measure Level 2 and Level 3 assets and liabilities.  The Company adopted the provisions of this guidance, as of January 1, 2010, with no material impact to the financial statements.

Note 2. FURNITURE AND EQUIPMENT

	September 30, 2010	December 31, 2009

Vehicles	$138,195	$138,195
Equipment	21,154	21,154
Furniture and fixtures	9,070	9,070
	168,419	168,419
Accumulated depreciation	(55,514)	(34,239)
	$112,905	$134,180

Depreciation expense was $21,275 and $7,855 for the nine months ended September 30, 2010 and 2009, respectively.

Yellow7, Inc.
(Formerly Yellow7, LLC)
Notes to Financial Statements
September 30, 2010

Note 3. LOANS PAYABLE

At September 30, 2010 and December 31, 2009, the Company was obligated for the following loans:

	September 30, 2010	December 31, 2009

10.99% Loan payable due in 60 equal monthly installments of $1,081 through March 2014; secured by vehicle	$38,239	$43,861

10.99% Loan payable due in 60 equal monthly installments of $1,000 through March 2014; secured by vehicle	35,382	40,585

10.50% Term loan payable due in 61 equal monthly installments of $623 through October 2011	4,747	9,851

8.00% Loan payable due in 144 equal monthly installments of $383 through October 2020; secured by motor home	33,051	35,111
	111,419	129,408
Less current portion	(22,854)	(24,832)
	$88,565	$104,576

Note 4. STOCKHOLDERS' EQUITY

In July 2010, when the Company changes its equity structure to that of a corporation it issued 40,200,000 shares of common stock at par value for cash.

In August 2010 the Company issued 10,000 shares of common stock at $0.25 for cash.

Note 5. RELATED PARTY TRANSACTIONS

In November 2006, the Company signed a five year lease for its offices with a managing member of the Company.  The lease, which terminates in October 2011 calls for monthly rental payments of $3,337.  Rent expense for the nine months ended September 30, 2010 and 2009 was $34,738 and $29,081, respectively.

F-19-

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Yellow7, Inc. Bylaws provide for the indemnification of a present or former director or officer.  Yellow7 indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Texas law also provides for discretionary indemnification for each person who serves as or at Yellow7 request as an officer or director.  Yellow7 may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, Yellow7’s best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Texas Law

Pursuant to the provisions of the Texas Statutes, the Company shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Yellow7 in connection with the sale of the common stock being registered. Yellow7 has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$24,000
SEC Electronic Filing	$500
Transfer Agent	$500
Total	$25,000

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, Yellow7, Inc. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 10,000 shares of its common stock in private transactions for total consideration of $2,500. The shares were issued from July 2010 to August 2010. The Company believes that the issuance was exempt from registration pursuant to Rule 504 of Regulation D or Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.  The Company’s two officers and directors purchased a total of $40,200,000 shares as founders shares for $.0001 per share.  The principals issued seven individual personal shares at par value based on contributions made to the Company as follows:

Russell Laurin – Corporate Development	750,000

Mark Neisman – Systems Analyst	850,000

Anthony Zapata – Marketing Consultant	550,000

Charles Fairchild - General Contractor	549,000

Joseph Price – Corporate Development	400,000

Ashley Wood – Sales Trainer & Consultant	1,500,200

Richard Stafford – IT Specialist / Systems Administrator	400,000
These shares were in issuer transactions pursuant to Rule 504 or Section 4(2) as a tranaaction not involving a public offering.  The share issuances were calculated subsequent to the conversion of the Company from a limited liability company to a C-corporation based on the nature and scope of services provided.  All services occurred during the last twelve (12) months and were instrumental in the growth of the Company.  The Company agreed to register 50% of their respective holdings and the balance must be sold in compliance with Rule 144 of the Securities Act of 1933, as amended.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Certificate of Formation of Limited Liability Company filed on February 26, 2007
3.1.1	Certificate of Conversion and Certificate of Formation For-Profit Corporation filed on July 13, 2010
3.2	By-laws adopted on July 13, 2010
4.1	Specimen Common Stock Certificate
5.1	Opinion of W. Manly, P.A.
23.1	Consent of David A. Aronson, CPA, P.A.
23.2	Consent of W. Manly, P.A. (see exhibit 5.1)
99.1	Subscription Agreement

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (iv)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned on January 14,2011 .

YELLOW7, INC.

By:	/s/ Jason Burgess
Jason Burgess
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on January 14, 2011 :

Signature	Title

/s/ Jason Burgess	Principal Executive Officer
Jason Burgess	Treasurer and Director

/s/ Jon Burgess	Principal Financial Officer
Jon Burgess	Principal Accounting Officer
Secretary and Director

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.